UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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AT&T – SBC
Frequently Asked Questions

BACKGROUND: On January 31, 2005, AT&T and SBC Communications announced a $16 billion merger agreement in which SBC will acquire AT&T, creating the industry’s premier communications and networking company. We believe that this deal marks a historic milestone in the evolution of the telecom industry, and will allow AT&T to play a central role in building a full-service communications company for the 21 St century — one capable of delivering advanced networking technologies and a full suite of integrated communications and entertainment services throughout America and around the world.

Why is SBC acquiring AT&T?

The merger of SBC and AT&T is an important next step in the evolution of the global communications industry. It brings together two companies with complementary strengths, product sets and customer bases to capitalize on the opportunities afforded by America’s evolving telecommunications industry in the Internet age. This deal is about being best positioned to compete in the new IP world. AT&T operates the most advanced, highest volume, global IP network in the world. The potential synergies from this transaction are substantial and very achievable. It gives AT&T the greater financial strength and stability it needs for success over the long term. It gives SBC a significant domestic and global presence in the governmental and large-business customer segments, an area where SBC has less presence today. We believe that SBC and AT&T have complementary strengths, assets and customer bases that, together, will help the company offer more advanced services to customers, grow revenues, and reduce expenses to a much greater extent, and more quickly, than would have otherwise been possible.

Why did AT&T agree to this deal?

Through this deal, we now have the opportunity to combine our operational and financial advantages with those of SBC – including a growing consumer and small business presence, a demonstrated commitment to broadband deployment and vibrant local and regional markets for voice, data, DSL and wireless services and the new frontier of video. In fact, with this new entity we’re creating the nation’s premier enterprise services provider; the leading global networking and communications provider; the leading government services provider; the leading wireless service provider; and a leading provider of domestic DSL service.

Why now?

The fact is, both AT&T and SBC are at a point when we’re fundamentally redefining ourselves. In AT&T’s case, we’re moving our focus away from traditional consumer services and toward the enterprise services market and new VoIP and wireless offerings. SBC, in contrast, is focused on expanding their current suite of bundled service offerings to consumers and small businesses. Also, from a regulatory perspective, AT&T is no longer the “unthinkable” merger partner of years gone by.

The dynamics of the marketplace, advances in technology, required investments to serve increasingly sophisticated customer needs ... support the determination that now is the time to create/build a new company that has the resources, networks, products and skilled employees to be a next-generation communications leader.

What attracted SBC to AT&T the most?

•	AT&T’s international presence.

•	AT&T’s Internet backbone facilities.

•	AT&T’s enterprise customer base.

•	AT&T’s enterprise product and services offerings.

•	AT&T’s complementary network.

•	AT&T’s enterprise experience.

•	AT&T’s highly skilled employee base.

•	And, of course, AT&T’s brand name.

What are the financial terms of the deal?

Under the terms of the agreement, stockholders of AT&T will receive total consideration valued at $19.71 per share at the time the agreement was signed. That includes 0.77942 shares of SBC common stock for each common share of AT&T. Based on SBC’s closing stock price on Jan. 28, 2005, this exchange ratio equals $18.41 per share. In addition, at the time of closing, AT&T will pay its stockholders a special dividend of $1.30 per share. Altogether, this is a $16 billion transaction.

What customer benefits does this create?

By combining networks and resources, the combined companies will be able to bring to market new consumer and business services more quickly and in a more cost-effective manner than either company could on a stand alone basis. This combination will ensure the existence of a continued strong voice for innovation in consumer and business communications services.

This merger is sure to raise concerns among regulators. Who has to approve it, and what makes you think they will?

The FCC, the U.S. Department of Justice, various state regulatory agencies, and a small number of international approvals will be required (AT&T shareowners must also approve the merger). Both companies are committed to working with regulators to explain why we believe this deal is good for customers and in the public interest.

How long do you anticipate regulatory approval will take?

Because it brings together two companies with complementary strengths, product sets and customer bases, will help advance competition in several key markets, and will help revitalize America’s telecommunications industry, we hope regulators will review it expeditiously. We intend to cooperate fully with their reviews and will work hard to make sure we can get this deal approved expeditiously, which could come as early as the first half of 2006.

Will SBC keep AT&T’s brand?

SBC has stated that they highly value the AT&T brand, and that it will not go away. SBC is currently evaluating their branding strategy and will make an announcement at a later date.

What role will AT&T CEO Dave Dorman or other senior AT&T executives play at the merged company?

After the merger, Mr. Dorman will serve as president and a member of the Board of Directors of SBC. No other announcements regarding AT&T’s leadership team have been made at this time.

What does this mean for AT&T’s enterprise customers?

After the merger closes, AT&T customers will be able to benefit from the product and service offerings of the combined companies, along with our formidable networking facilities and presence in the U.S. and worldwide.

What happens to existing AT&T customer contracts once the deal goes through? Can they re-negotiate with SBC?

We intend to conduct the appropriate legal reviews both between now and time of closing, and post-closing. Our legal department is committed to working closely with the sales team to offer whatever guidance they might need.

What happens to AT&T consumer customers? What customer benefits does this create?

We will continue to support existing customers with the quality service they expect from AT&T, and even though we have announced that we will no longer market our services to these customers, we will continue to sign up new customers who ask for our services.

When the deal closes, AT&T’s voice over IP platforms and other technological innovations will be used to offer more choices and new services to consumers nationally across any network platform. SBC and AT&T together will compete for consumers in response to the fierce competition from other telecommunications companies and VoIP, cable and wireless providers.

By combining networks and resources, the new company will be able to bring to market new services more quickly and in a more cost-effective manner. The merger is good news for our customers as it will significantly enhance our ability to provide them with the industry’s best networking and communications services and solutions for the long term.

Where are the SBC and AT&T networks complementary and where are they redundant?

AT&T is a well-established provider of managed services and complex voice/data solutions over national and international networks, and backed by a valuable sales & support infrastructure. SBC is strong in its 13-state region with the consumer/small business customers, in traditional voice, DSL broadband and wireless services. Together, we’ll have a more comprehensive portfolio of services, greater network reach, which will help lower the combined company’s costs.

Doesn’t this transaction look a lot like the re-creation of the old AT&T before the breakup?

Not at all. The technological, regulatory, and competitive landscape is so dramatically different now than it was two decades ago. Numerous choices for both local access and long-distance carriage remain available, including completely new technologies such as VoIP that are radically changing the competitive landscape

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Cautionary Language Concerning Forward-Looking Statements

     This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

Additional Information:

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.